ASTEC INDUSTRIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Supplemental Executive Retirement Plan, hereinafter referred to as the Plan, adopted effective January 1, 1995 to enhance for certain highly compensated Executive Officers the retirement benefit provided by Astec Industries, Inc., is being amended and restated by Astec Industries, Inc.

ARTICLE I - DEFINITIONS

As used herein, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

    ACCOUNT: The bookkeeping account maintained by the Administrator for each Participant under the Plan, which reflects the credits to the Participant's Account under Section 3.1 and the deemed Investment Results thereon.
    ADMINISTRATOR: The Committee designated by the Board to administer the Basic Plan.
    BASIC PLAN: The Astec Industries, Inc. 401(k) Retirement Plan, as it may be amended from time to time.
    BENEFICIARY: The party or parties entitled to receive a Participant's Benefit in the event of the Participant's death.
    BENEFIT: The Benefit payable to the Participant pursuant to Article 3.
    BOARD: The Board of Directors of Astec Industries, Inc.
    CODE: The Internal Revenue Code of 1986, as amended.
    COMPANY: Astec Industries, Inc.
    COMPENSATION: The total W-2 compensation paid by Astec Industries, Inc. to the Participant during the applicable calendar year.
    INVESTMENT RESULTS: The deemed return on the investment of the contributions on behalf of each Participant during each calendar year under this Plan. The investment options that are available for selection by Participants under this Plan from time to time generally shall be the same as the investment options made available to participants under the Basic Plan, provided, however, and notwithstanding the foregoing, that (a) a Participant may make separate and different investment elections under this Plan and the Basic Plan; (b) there shall be no self-directed brokerage option under this Plan; (c) there shall be no restriction under this Plan on the percentage of a Participant's Account under this Plan that may be deemed to be invested in common stock of the Company; (d) the Administrator may restrict investment elections with respect to deemed investment in common stock of the Company to the extent necessary to comply with federal and state securities law; and (e) the Administrator may make such other changes to the investment options offered under this Plan from time to time as the Administrator deems necessary or appropriate in its discretion.
    PARTICIPANT: Those executive officers of Astec Industries, Inc. determined by the Board to be eligible and designated by the Board as participants from time to time.

The following terms shall have the same meanings as contained in the Basic Plan unless a different meaning is plainly required by the context: Plan Year, Spouse, and Years of Service

ARTICLE 2 - PARTICIPATION

Participation in the Supplemental Executive Retirement Plan shall be limited to those key executive officers responsible for the ultimate efficient and profitable operation of the Company, who have been selected by the Board of Directors. The executives listed below participate in the Plan as of the date this amended and restated Plan document is adopted:

J. Don Brock
Thomas R. Campbell
Frank Cargould
Jeff Elliott
Tim Gonigam
Albert E. Guth
F. McKamy Hall
James G. May
Richard Patek
Neil Schmidgall
W. Norman Smith
Robert A. Stafford
Joseph Vig

Each eligible employee will participate as of January 1 of the year he is first designated a participant by the Board. Participation in the Plan shall cease on the date the Participant terminates employment with the Company and all of its affiliates.

ARTICLE 3 - RETIREMENT BENEFITS

    CREDITS TO ACCOUNT: Each Account will be credited with the Employer contributions and adjusted for Investment Results. The amount of the annual Employer contribution will be determined at the date an Employee becomes a Participant in this Plan, subject to increase or decrease at a later date in the sole discretion of the Board of Directors. The initial contribution rate for the Participants designated in Article 2 is 10% of Compensation.

    VESTING: A Participant shall be entitled to receive the deemed amount accumulated in his Account as soon as practicable after he terminates employment with the Company and all of its affiliates.
    PAYMENT OF BENEFITS: The benefit payable under the Plan to a Participant is 100% of the value of his Account under this Plan as of the most recent date the Participant's Account was valued preceding the distribution to the Participant. However, by providing advance notice to the Company at least one (1) year prior to the date he terminates employment with the Company and all of its affiliates, the Participant may request that his entire vested interest be paid in equal annual installments for the period of time elected by the Participant in such notice, not to exceed ten (10) years.

In the event payment is made in installments, the Participant's Account shall continue to be adjusted for earnings as provided in Section 4.02, and the amount of the payment to be made in a given year shall be equal to (i) times (ii), where (i) equals the value of the Participant's Account as of the most recent valuation date, and (ii) equals a fraction, the numerator of which is one, and the denominator of which is the number of installments to be paid under the Participant's election (including the current installment).

All distributions shall be made in the form of cash.

3.4 DISTRIBUTION IN THE EVENT OF DEATH: If a Participant dies before beginning to receive his Account, his Account shall be distributed to his Beneficiary in a single lump sum as soon as practicable following the Participant's death. If the Participant elects installment payments and dies before receiving all of such payments, the Participant's Beneficiary shall, as soon as practicable following the Participant's death, receive the balance of the Participant's Account, valued as of the most recent date the Account was valued preceding the distribution to the Beneficiary.

ARTICLE 4 - AMENDMENT AND TERMINATION

    AMENDMENT: The Company may amend any or all of the provisions of this Plan at any time without the consent of any Participant or Beneficiary; provided, however, that no such amendment shall deprive any Participant or Beneficiary of any Benefit which had accrued prior to the effective date of such amendment.

    TERMINATION: The Company may terminate the Plan at any time and shall cease paying Benefits hereunder immediately upon the effective date of such termination. Within 90 days following such effective date, the Company shall pay to each Participant or Beneficiary an amount equal to the value of the Participant's Account as of the most recent date the Participant's Account was valued preceding the distribution to the Participant.

ARTICLE 5 - ADMINISTRATION

    ADMINISTRATION: The Administrator shall administer the Plan and shall have all powers necessary or appropriate to enable it to carry out its duties including, without limitation, the power to interpret the Plan and to make, establish and change rules and procedures with respect to the operation of the Plan. The Administrator shall have the authority to decide all questions arising under the Plan including those involving an individual's eligibility for Benefits and to determine the amount of any Benefit to be paid to any Participant or Beneficiary hereunder. All such decisions shall be conclusive and binding on all persons.

    REQUIRED INFORMATION: Each Participant and Beneficiary shall furnish the Administrator such information as it shall consider necessary or desirable for purposes of administering the Plan. The provisions of the Plan respecting the payment of any Benefit are conditional upon the Administrators prompt receipt of such information. The Company, the Administrator and any other party involved in the administration of the Plan shall be entitled to rely upon any information furnished by a Participant or Beneficiary with respect to any matters required to be determined hereunder and shall not be liable on account of the payment of any moneys or the doing of any act or failure to act in reliance thereon.
    CLAIMS: Any person having a claim for the payment of a Benefit shall file such claim with the Administrator in writing on a form furnished by it.
    Denial of Claims: In the event any such claim is denied or not paid within 60 days after the date of the filing thereof, the Administrator shall notify the claimant in writing of the specific reasons for the denial or nonpayment, the specific provisions of this Plan upon which such denial or nonpayment is based and the appeal procedures set forth below.
    Appeal Procedures: The Administrator shall review appeals of claims which have been denied or have not been paid. Any claimant whose claim has been denied or has not been paid within said 60 day period may file a written appeal of such denial or nonpayment with the Administrator within 90 days after the expiration of said 60 day period together with such information concerning such claim as the claimant desires the Administrator to consider in its review of such denial or nonpayment. Not later than 60 days after its receipt of any such appeal, the Administrator shall notify the claimant in writing of its decision on such appeal setting forth the specific reasons for its decision and the provisions of the Plan upon which its decision is based.
    DISPUTES: If a dispute arises as to the proper recipient of any payment, the Administrator, in its sole discretion, may withhold or cause such payment to be withheld until the dispute shall have been settled or determined by a court of competent jurisdiction.

ARTICLE 6 - MISCELLANEOUS

    OWNERSHIP OF ASSETS: Any assets which may be used to discharge the Company's obligations under this Plan shall be and remain the property of the Company no person other than the Company shall, by virtue of this Plan, have any interest in such assets and no Participant or Beneficiary shall have any right, title or interest in, or claim to, any investments the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

    NO ASSIGNMENT: No Benefit payable hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance and any attempt to anticipate, alienate, sell, transfer, assign, pledge or encumber or charge the same shall be void. No such Benefit shall in any manner be subject to the debts or liabilities of any Participant or Beneficiary nor shall it be subject to attachment or legal process for or against such person and the same shall not be recognized hereunder except to such extent as may be required by law.
    EFFECT ON EMPLOYMENT: Nothing contained herein shall give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge any Participant at any time regardless of the effect which such discharge shall or may have upon such individual as a Participant.
    PAYMENTS TO MINOR OR INCOMPETENT: In making any payment to or for the benefit of any minor or incompetent person or any other person who, in the opinion of the Administrator, is otherwise unable to apply such distribution to his own best interest and advantage, the Administrator, in its such discretion may direct that such distribution be made directly to such person, to the legal guardian, conservator or custodian of such person for the use and benefit of such person or to a relative of such person to be expended by such relative for the benefit of such person. The Administrator shall not be obligated to see to the application of any such payment.
    INDEMNIFICATION: The Company agrees to hold harmless and indemnify the members of the Committee and all directors, officers and employees of the Company against any and all parties whomsoever, and all losses therefrom, including without limitation, costs of defense and attorneys' fees, based upon or arising out of any act or omission relating to, or in connection with, this Plan other than losses resulting from such person's fraud or willful misconduct.
    BINDING ON EMPLOYER, PARTICIPANTS AND THEIR SUCCESSORS: This Plan shall be binding upon and inure to the benefit of the Company and to any other Employers participating in this Plan, their successors and assigns and the participant and his heirs, executors, administrators, and duly appointed legal representatives.
    RIGHTS OF AFFILIATES TO PARTICIPATE: Any Employer participating in the Basic Plan may, in the future, adopt this Plan provided that proper action is taken by the Board of Directors of such Employer and the participation of such Employer is approved by the Board of Directors of the Company. The administrative powers and control of the Company, as provided in this Plan, shall not be deemed diminished under this Plan by reason of the participation of any other Employer and the administrative powers and control granted hereunder to the Committee shall be binding upon any Employer adopting this Plan. Each Employer adopting this Plan shall have the obligation to pay the benefits to its employees hereunder and no other Employer shall have such obligation and any failure by a particular Employer to live up to its obligations under this Plan shall have no effect on any other Employer. Any Employer may discontinue this Plan at any time by proper action of its Board of Directors subject to the provisions of Article 4.
    APPLICABLE LAW: The provisions of this Plan shall be interpreted and construed according to the laws of the State of Tennessee.
    EFFECTIVE DATE: This amended and restated Plan reflects the operation of the Plan since October 1, 2004, but this amendment and restatement shall not cause any person to participate in the Plan prior to the date such person is designated for participation in the Plan by the Board.

IN WITNESS WHEREOF, Astec Industries, Inc., has caused this instrument to be executed by its duly authorized officers on this 29th day of September, 2004.

(CORPORATE SEAL)

ATTEST: .	ASTEC INDUSTRIES, INC
/s/ F. McKamy Hall	By: /s/ Albert E. Guth
Witness	Title:
/s/ Brenda Hooper	Group Vice President
Witness